THIS PAPER DOCUMENT IS BEING SUBMITTED PURSUANT TO RULE 901(d) OF
REGULATION S-T.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549


SCHEDULE 13G
(Rule 13d-102)



INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. Initial)1


CALPINE CORPORATION
------------------------------
(Name of Issuer)


COMMON STOCK
---------------------------------
(Title of Class of Securities)


131347106
-----------------------
(Cusip Number)


1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]

Page 1 of 7 Pages


CUSIP No. 131347106              13G                     Page 2 of 7 Pages
----------------------------------------------------------------
1.		Name of reporting persons
S.S. or I.R.S. identification no. of above persons

Wellington Management Company, LLP
04-2683227
----------------------------------------------------------------
2.		Check the appropriate box if a member of a group*
(a)[   ]
		(b)[   ]
----------------------------------------------------------------
3.		SEC use only

----------------------------------------------------------------
4.		Citizenship or place of organization
Massachusetts

----------------------------------------------------------------
							5.	Sole Voting Power
								0
	Number of				-----------------------------
		shares				6.	Shared Voting Power
	beneficially
	owned by					1,586,900
	each					-----------------------------
		reporting				7.	Sole Dispositive Power
	person
	with						0
							-----------------------------
8.	Shared Dispositive Power
								1,594,700
---------------------------------------------------------------
9.		Aggregate amount beneficially owned by each reporting person

1,594,700
----------------------------------------------------------------
10.	Check box if the aggregate amount in row (9) excludes certain shares*
													[   ]
----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
8.83%
----------------------------------------------------------------
12.	Type of reporting person
IA, HC


CUSIP No. 131347106              13G                     Page 3 of 7 Pages

Item 1(a).	Name of Issuer:

CALPINE CORPORATION

Item 1(b).	Address of Issuer's Principal Executive Offices:

50 West San Fernando Street
San Jose CA  95113

Item 2(a).	Name of Person Filing:

Wellington Management Company, LLP ("WMC")

Item 2(b).	Address of Principal Business Office or, if None,
				Residence:

75 State Street
Boston, Massachusetts  02109

Item 2(c).	Citizenship:

Massachusetts

Item 2(d).	Title of Class of Securities:

COMMON STOCK

Item 2(e).	CUSIP Number:

131347106

Item 3.		If this statement is filed pursuant to Rules 13d-1(b), or
				13d-2(b), check whether the person filing is a:

		(a) [   ]	Broker or Dealer registered under Section 15 of the Act,

		(b) [   ]	Bank as defined in Section 3(a)(6) of the Act,

		(c) [   ]	Insurance Company as defined in Section 3(a)(19) of the
				Act,

		(d) [   ]	Investment Company registered under Section 8 of the
				Investment Company Act,

		(e) [ X ]	Investment Adviser registered under Section 203 of the
				Investment Advisers Act of 1940,


CUSIP No. 131347106              13G                     Page 4 of 7 Pages

		(f) [   ]	Employee Benefit Plan, Pension Fund which is subject to
				the provisions of the Employee Retirement Income Security
				Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

		(g) [ X ]	Parent Holding Company, in accordance with Rule 13d-
				1(b)(1)(ii)(G); see Item 7,

		(h) [   ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.	Ownership:

	(a)	Amount beneficially owned: WMC, in its capacity as
investment adviser, may be deemed to beneficially own
1,594,700 shares of the Issuer which are held of record by clients of WMC.

	(b)	Percent of Class: 8.83%

	(c)	Number of shares as to which such person has:

	  (i) Sole power to vote or to direct
		 the vote	0
		 (ii) Shared power to vote or to direct
			 the vote	1,586,900
		(iii) Sole power to dispose or to direct
			 the disposition of	0
		 (iv) Shared power to dispose or to direct
			 the disposition of	1,594,700


CUSIP No. 131347106              13G                     Page 5 of 7 Pages

Item 5.	Ownership of Five Percent or Less of a Class.

			If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the
beneficial owner of more than five percent of the class of
securities, check the following [ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another
			Person.

The securities as to which this Schedule is filed by WMC, in its capacity as investment adviser, are owned of record by clients of WMC. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities, except as follows:

		Hartford Capital Appreciation Fund, Inc.


Item 7.	Identification and Classification of the Subsidiary Which
			Acquired the Security Being Reported on by the Parent Holding
			Company.

See Exhibit A

Item 8.	Identification and Classification of Members of the Group.

	Not Applicable. This schedule is not being filed pursuant to Rule 13d-1(b)(1)(ii)(H) or Rule 13d-1(c).

Item 9.	Notice of Dissolution of Group.

			Not Applicable.

Item 10.	Certification.

"By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."


CUSIP No. 131347106              13G                     Page 6 of 7 Pages

								SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

			Date:		January 24, 1997
			Signature:	--//Brian P. Hillery//--
			Name/Title:	Brian P. Hillery
						Regulatory Analyst














*	Signed pursuant to a Power of Attorney dated January 15, 1997 and filed with the SEC on January 24, 1997.




CUSIP No. 131347106              13G                     Page 7 of 7 Pages

Exhibit A


Pursuant to the instructions in Item 7 of this Schedule 13G, the identity and the Item 3 classification of the relevant subsidiary are: Wellington Trust Company, NA, 75 State Street, Boston MA 02109, a wholly-owned subsidiary of Wellington Management Company, LLP and a bank as defined in
Section 3(a)(6) of the Securities Exchange Act of 1934.